Exhibit 10.2

August 1, 2019

Steven Beringhause
c/o Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, MA 02703

RE: LETTER AGREEMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dear Steven:

This Letter Agreement (this “Letter Agreement”) shall serve as an amendment to your Amended and Restated Employment Agreement, dated November 14, 2016 (your “Employment Agreement”), by and between you and Sensata Technologies, Inc., a Delaware corporation (the “Company”). This Letter Agreement, along with the terms of your Employment Agreement not amended by this Letter Agreement, shall govern the terms of your employment with the Company as of the date set forth above (the “Effective Date”). In consideration of the mutual covenants contained in this Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, you and the Company hereby agree to the following:
1.Defined Terms. Capitalized terms not otherwise defined in this Letter Agreement shall have the meaning assigned to them in your Employment Agreement.
2.Position and Duties.
(a)The first sentence of Section 2(a) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: “During the Employment Period, Executive shall serve as Executive Vice President, Chief Technology Officer of the Company, or such other title as may be determined by Executive’s Reporting Manager (as defined below), and shall have the normal duties, responsibilities, function and authority of an Executive Vice President subject to the power and authority of the Company’s Board of Directors (the “Company Board”) and the Parent’s Board of Directors (the “Parent Board” or the “Board”), in consultation with the Company’s Chief Executive Officer (the “Chief Executive Officer”) and Executive’s Reporting Manager, to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company.”
(b)The first sentence of Section 2(b) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: “Executive shall report to the Chief Executive Officer, the President or the Chief Executive Officer and President, if the role is combined (“Executive’s Reporting Manager”).”
(c)Except for in Section 3 of your Employment Agreement, references in your Employment Agreement to the defined term “Chief Executive Officer” shall be replaced with the defined term “Executive’s Reporting Manager” as set forth herein.

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(d)Section 2(f) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: “For purposes of this Agreement, “Parent” shall mean Sensata Technologies Holding plc, a company incorporated under the laws of England and Wales.”
3.Compensation and Benefits. During the Employment Period, you shall continue to be eligible to receive the compensation and benefits described in Section 3 of your Employment Agreement, in accordance with this Letter Agreement, your Employment Agreement (except as amended by this Letter Agreement) and the Company’s policies (which shall control). In addition, the Company agrees that it will not at any time during the Employment Period reduce your current base salary below the base salary in effect as of the Effective Date. The Company also agrees that if you remain employed by the Company through April 30, 2020, you shall be eligible to receive awards under the Management Equity Plans and bonus payments under the Annual Bonus Plans, to the extent awards and bonuses are offered to other similarly situated executives and subject to the approval by the Compensation Committee of the Board.

4.	Term; Early Termination; Bonus Payment; Succession Transition.
(a)Section 4(a) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: “The Employment Period shall end on April 30, 2021 (“Employment End Date”); provided, however, that the Employment Period shall terminate earlier upon (i) Executive’s early retirement date (provided Executive has provided at least six months prior written notice of his intended early retirement date); (ii) Executive’s resignation (with or without Good Reason); (iii) Executive’s death or Disability; or (iv) the Company’s termination of Executive’s employment with Cause.”
(b)If you are employed by the Company or an Affiliate on January 4, 2021, in exchange for your execution (and non-revocation) of the General Release (substantially in the form of et forth at Exhibit A of the Employment Agreement, which shall be modified by amending (a) and (b) of such Exhibit A to reflect the payment contemplated herein), Sensata will pay to you on January 4, 2021, in a single lump sum payment, an amount equal to (i) eight (8) months of your then current Base Salary plus (ii) an amount equal to the average of the Annual Bonus paid to you in April 2019 and April 2020 (such payment to be reduced by all applicable taxes and withholdings) (the “Bonus Payment”).
(c)In addition to the Bonus Payment in Paragraph 4(b) above, if you remain employed with the Company as of January 4, 2021, in exchange for your execution and non-revocation of the General Release, you shall transition into a consulting role effective January 4, 2021 and provide transition services, as requested by the Company, until your Employment End Date (the “Succession Transition Period”). During the Succession Transition Period, you understand you will remain an active Sensata employee, subject to all Company policies, procedures and practices, and you shall continue to receive the compensation and benefits set forth in Section 3 of your Employment Agreement (as then in effect). For clarity, during the Succession Transition Period (i) you shall continue to accrue service for purposes of vesting under the Management Equity Plans; and (ii) the Company will continue to pay its portion of the premium for your (and your spouse and dependents, if any) health, dental and vision coverage, as applicable, and you will continue to be responsible for your share of the premium payment. After the Succession Transition Period (beginning May 1, 2021), you may elect COBRA coverage, which would be solely at your own expense.
(d)Although it is anticipated that you will elect to retire effective May 1, 2021, notwithstanding anything to the contrary contained in this Letter Agreement, you may elect to retire at any time during the Employment Period and receive such benefits under the then existing Sensata retirement plans and programs for which you are then eligible. However, if you are not employed as of January 4, 2021, for any reason, you will not receive the “Bonus Payment” described in Paragraph 4(c) of this Letter Agreement. To clarify: (i) the terms and conditions set forth in Section 4 of your Employment Agreement and Paragraph 4(b) above, if applicable, shall apply for any termination of the Employment Period prior to January 4, 2021; and (ii) in no case shall you be

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entitled to any termination payments under Section 4 of your Employment Agreement in addition to the Bonus Payment.
5.Entire Agreement. This Letter Agreement and the terms of your Employment Agreement not amended by this Letter Agreement set forth the complete agreement between you and Sensata with respect to the matters contemplated herein. To avoid doubt, all provisions of the Employment Agreement not specifically amended by this Agreement shall remain and continue in full force and effect including without limitations Section 7 of the Employment Agreement, which you acknowledge and agree remains in effect in accordance with its terms.
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If you accept the terms of this Letter Agreement, please sign and date below in the space provided and return to me.

Very truly yours,

/s/ Martha Sullivan
Martha Sullivan
Chief Executive Officer

Acknowledged and Agreed:

/s/ Steven Beringhause
Steven Beringhause

Date: August 5, 2019

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